SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                                  FVC.COM, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   30266P 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)

          [ ]     Rule 13d-(c)

          [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)




                               Page 1 of 31 Pages
                       Exhibit Index Contained on Page 29

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 2 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV L.P. ("AIV")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,047,675  shares,  except that AIV Assoc.,  the general partner of AIV,
           BENEFICIALLY                       and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
          OWNED BY EACH                       SFP,  the general  partners of AIV Assoc.,  may be deemed to have shared
             REPORTING                        voting power with respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,047,675  shares,  except that AIV Assoc.,  the general partner of AIV, and Breyer, Evnin, Hill, Klingenstein,  Patterson, Sednaoui, Swartz, and
                                              SFP,  the general  partners of AIV Assoc.,  may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED   DISPOSITIVE   POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,047,675
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 3 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel V L.P. ("AV")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          156,165  shares,  except that AV Assoc.,  the general partner of AV, and
            BENEFICIALLY                      Breyer, Evnin, Hill,  Patterson,  Sednaoui,  Swartz,  Wagner, ACP Family
           OWNED BY EACH                      Partnership  L.P.  ("ACPFP") and SFP, the managing members of AV Assoc.,
             REPORTING                        may be deemed to have shared voting power with respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              156,165 shares,  except that AV Assoc.,  the general partner of AIV, and
                                              Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz, Wagner, ACPFP and SFP,
                                              the  managing  members  of AV  Assoc.,  may be  deemed  to  have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       156,165
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        o SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 4 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          20,954 shares,  except that AISTF Assoc.,  the general partner of AISTF,
            BENEFICIALLY                      and Breyer, Evnin, Hill, Patterson,  Sednaoui, Swartz, Wagner, ACPFP and
           OWNED BY EACH                      SFP, the managing members of AISTF Assoc.,  may be deemed to have shared
             REPORTING                        voting power with respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              20,954 shares,  except that AISTF Assoc.,  the general partner of AISTF, and Breyer, Evnin, Hill, Patterson,  Sednaoui, Swartz, Wagner, ACPFP and
                                              SFP, the managing members of AISTF Assoc.,  may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       20,954
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                       [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 5 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu V L.P. ("AKV")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,083  shares,  except that AKV Assoc.,  the general  partner of AKV and
            BENEFICIALLY                      Breyer, Evnin, Hill, Patterson,  Sednaoui,  Wagner and Swartz,  managing
          OWNED BY EACH                       members of AKV Assoc.,  may be deemed to have shared  voting  power with
             REPORTING                        respect to such shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,083  shares,  except that AKV Assoc.,  the general  partner of AKV and
                                              Breyer, Evnin, Hill, Patterson,  Sednaoui,  Wagner and Swartz,  managing members of AKV Assoc.,  may be deemed to have shared  dispositive  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,083
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.02%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 6 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu L.P. ("AK")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          21,731  shares,  except  that  AP&Co.,  the  general  partner of AK, and
           BENEFICIALLY                       Breyer,  Evnin, Hill, Patterson,  Sednaoui,  and Swartz, the officers of
          OWNED BY EACH                       AP&Co.,  may be deemed to have shared  voting power with respect to such
             REPORTING                        shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              21,731  shares,  except  that  AP&Co.,  the  general  partner of AK, and
                                              Breyer,  Evnin, Hill, Patterson,  Sednaoui,  and Swartz, the officers of
                                              AP&Co.,  may be deemed to have shared  dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,731
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 7 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors `96 L.P. ("AI96")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          9,248 shares,  except that Breyer,  Evnin,  Hill,  Patterson,  Sednaoui,
           BENEFICIALLY                       Swartz,  and Wagner, the general partners of AI96, may be deemed to have
           OWNED BY EACH                      shared voting powers with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              9,248 shares,  except that Breyer,  Evnin,  Hill,  Patterson,  Sednaoui,
                                              Swartz,  and Wagner, the general partners of AI96, may be deemed to have shared dispositive powers with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,248
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 8 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel IV Associates L.P. ("A IV Assoc.")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,047,675  shares of which  1,047,675  shares are directly owned by AIV.
           BENEFICIALLY                       AIV  Assoc.  is the  general  partner  of AIV and may be  deemed to have
           OWNED BY EACH                      shared voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,047,675  shares of which  1,047,675  shares are directly owned by AIV.
                                              AIV  Assoc.  is the  general  partner  of AIV and may be  deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,047,675
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 9 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Investors '93 L.P. ("AI93")

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          42,319  shares  except  that  Breyer,  Evnin,  Klingenstein,  Patterson,
           BENEFICIALLY                       Sednaoui and Swartz, the general partners of A193, may be deemed to have
           OWNED BY EACH                      shared voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              42,319  shares  except  that  Breyer,  Evnin,  Klingenstein,  Patterson,
                                              Sednaoui and Swartz, the general partners of A193, may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       42,319
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 10 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Ellmore C. Patterson Partners ("ECPP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          54,563 shares
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              54,563 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       54,563
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 11 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Swartz Family Partnership L.P. ("SFP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          14,385 shares.
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,224,794  shares,  of which 1,047,675 are shares directly owned by AIV,
                                              156,165  shares are directly  owned by AV and 20,954 shares are directly owned by AISTF.  SFP may be  deemed to have  shared  voting  power  with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              14,385 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,224,794  shares,  of which 1,047,675 are shares directly owned by AIV,
                                              156,165  shares are directly  owned by AV and 20,954 shares are directly owned by AISTF. SFP may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,239,179
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 12 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel V Associates L.L.C. ("AV Assoc.")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          156,165  shares of which  156,165  shares are  directly  owned by AV. AV
           BENEFICIALLY                       Assoc.  is the  general  partner of AV and may be deemed to have  shared
          OWNED BY EACH                       voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              156,165  shares of which  156,165  shares are  directly  owned by AV. AV
                                              Assoc.  is the  general  partner of AV and may be deemed to have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       156,165
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 13 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Keiretsu V Associates L.L.C. ("AKV Assoc.")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,083 shares of which 3,083 shares are directly owned by AKV. AKV Assoc.
           BENEFICIALLY                       is the general  partner of AKV and may be deemed to have  shared  voting
           OWNED BY EACH                      power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,083 shares of which 3,083 shares are directly owned by AKV. AKV Assoc.
                                              is the  general  partner  of  AKV  and  may be  deemed  to  have  shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       3,083
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.02%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 14 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTF Assoc.")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          20,954 shares of which 20,954 shares are directly owned by AISTF.  AISTF
           BENEFICIALLY                       Assoc.  is the general partner of AISTF and may be deemed to have shared
           OWNED BY EACH                      voting power with respect to such shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              20,954 shares of which 20,954 shares are directly owned by AISTF.  AISTF
                                              Assoc.  is the general partner of AISTF and may be deemed to have shared dispositive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       20,954
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 15 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Accel Partners & Co. Inc.("AP&Co.")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          229 shares.
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              21,731 shares of which 21,731 shares are directly owned by AK. AP&Co. is the general  partner of AK and may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              229 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              21,731 shares of which 21,731 shares are directly owned by AK. AP&Co. is the general  partner of AK and may be deemed to have shared  dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,960
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    CO
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 16 of 31 Pages
----------------------------------------------------------                    ----------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      ACP Family Partnership L.P. ("ACPFP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      California
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          177,119  shares,  of which 156,165 are shares  directly  owned by AV and
           BENEFICIALLY                       20,954 are shares  directly owned by AISTF.  ACPFP may be deemed to have
          OWNED BY EACH                       shared voting power with respect to such shares.
            REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              177,119  shares,  of which 156,165 are shares  directly  owned by AV and
                                              20,954 are shares  directly owned by AISTF.  ACPFP may be deemed to have shared dispostive power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       177,119
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.09%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 17 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James W. Breyer ("Breyer")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          45,814 shares.
           BENEFICIALLY              -------- ------------------------------------------------------------------------
           OWNED BY EACH
             REPORTING               6        SHARED VOTING POWER
              PERSON                          1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
               WITH                           20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Breyer may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              45,814 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Breyer may be deemed to have shared  dispositive  power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,347,218
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 18 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin ("Evnin")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Evnin may be deemed to have  shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Evnin may be deemed to have  shared  dispositive  power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,301,404
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 19 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III ("Hill")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          4,260 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,259,085  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  21,731 are shares  directly owned by AK, 3,083 are shares directly owned by AKV,  9,248 are shares  directly owned by AI96 and 229 are  shares  are  directly  owned by  AP&Co.  Hill may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              4,260 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,259,085  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  21,731 are shares  directly owned by AK, 3,083 are shares directly owned by AKV,  9,248 are shares  directly owned by AI96 and 229 are  shares  are  directly  owned by  AP&Co.  Hill may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,263,345
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 20 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Paul H. Klingenstein ("Klingenstein")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          29,178 shares.
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,089,994  shares,  of which 1,047,675 are shares directly owned by AIV, and 42,319 are shares directly owned by AI93. Klingenstein may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              29,178 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,089,994  shares,  of which 1,047,675 are shares directly owned by AIV, and 42,319 are shares directly owned by AI93. Klingenstein may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,119,172
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.9%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 21 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               6        SOLE VOTING POWER
              SHARES                          89,040  shares of which 54,563 are shares  directly  owned by Ellmore C.
           BENEFICIALLY                       Patterson  Partners  ("ECPP").  Patterson is the general partner of ECPP
           OWNED BY EACH                      and may be deemed to have sole voting power with respect to such shares.
            REPORTING
             PERSON                  -------- ------------------------------------------------------------------------
              WITH                            SHARED VOTING POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co. Patterson may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              89,040  shares of which 54,563 are shares  directly  owned by Ellmore C.
                                              Patterson  Partners  ("ECPP").  Patterson is the general partner of ECPP and may be deemed to have sole  dispositive  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co. Patterson may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,390,444
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 22 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      G. Carter Sednaoui ("Sednaoui")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          6,309 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Sednaoui may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,309 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Sednaoui may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,307,713
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 23 of 31 Pages
----------------------------------------------------------                    ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz ("Swartz")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          38,998  shares,  of which  14,385  are shares  directly  owned by Swartz
           BENEFICIALLY                       Family  Partnership L.P.  ("SFP").  Swartz is the general partner of SFP
           OWNED BY EACH                      and may be deemed to have sole voting power with respect to such shares.
             REPORTING
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Swartz may be deemed to have shared  voting  power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              38,998  shares,  of which  14,385  are shares  directly  owned by Swartz
                                              Family  Partnership L.P.  ("SFP").  Swartz is the general partner of SFP and may be deemed to have sole  dispositive  power with  respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,301,404  shares,  of which  156,165 are shares  directly  owned by AV,
                                              20,954 are shares directly owned by AISTF, 1,047,675 are shares directly owned by AIV,  42,319  are  shares  directly  owned by AI93,  21,731 are shares  directly  owned by AK, 3,083 are shares  directly  owned by AKV,
                                              9,248 are shares  directly owned by AI96 and 229 are shares are directly owned by AP&Co.  Swartz may be deemed to have shared  dispositive  power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,340,402
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------------------------------------                    ----------------------------------------
CUSIP NO. 30266P 10 0                                            13 G                   Page 24 of 31 Pages
----------------------------------------------------------                    ----------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner ("Wagner")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              189,450 shares, of which 156,165 are shares directly owned by AV, 20,954 are shares  directly owned by AISTF,  3,083 are shares directly owned by
                                              AKV and 9,248 are shares directly owned by AI96. Wagner may be deemed to have shared voting power with respect to such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              189,450 shares, of which 156,165 are shares directly owned by AV, 20,954 are shares  directly owned by AISTF,  3,083 are shares directly owned by
                                              AKV and 9,248 are shares directly owned by AI96. Wagner may be deemed to have shared dispositive power with respect to such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       189,450
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                                                        [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.2%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 25 of 31 Pages



ITEM 1(a).        NAME OF ISSUER:

                  FVC.COM, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3393 Octavius Drive, Suite 102
                  Santa Clara, CA  95054

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Accel IV L.P. ("AIV"), Accel V L.P. ("AV"), Accel Internet/Strategic Technology Fund L.P. ("AISTF"), Accel Keiretsu L.P. ("AK"), Accel Keiretsu V L.P. ("AKV"), Accel Partners & Co. Inc. ("AP&Co."), Accel Investors'93 L.P. ("AI93"), Accel Investors'96 L.P. ("AI96"), Accel IV Associates L.P. ("AIV Assoc."), Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTF Assoc."), Accel V Associates L.L.C. ("AV Assoc."), Accel Keiretsu V Associates L.L.C. ("AKV Assoc."), ACP Family Partnership L.P. ("ACPFP"), Ellmore C. Patterson Partners L.P. ("ECPP"), Swartz Family Partnership L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  428 University Avenue
                  Palo Alto, CA  94301

ITEM 2(c)         CITIZENSHIP:

                  AIV, AV, AISTF, AK, AKV, AI93, AI96, AIV Assoc., ECPP and SFP are Delaware Limited Partnerships; ACPFP is a California Limited Partnership; AP&Co. is a Delaware S-Corporation; AV Assoc., AKV Assoc. and AISTF Assoc. are Delaware Limited Liability Companies; and Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui, Swartz and Wagner are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 30266P 10 0

ITEM 3.           Not Applicable

                                                             Page 26 of 31 Pages
ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1998:

                      (a)  Amount beneficially owned:

                           See Row 9 of cover  page for each  Reporting Person.

                      (b)  Percent of Class:

                           See Row 11 of cover page for each  Reporting Person.

                      (c)  Number of shares as to which such person has:

                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole  power  to   dispose   or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

                                                             Page 27 of 31 Pages

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of AIV, AV, AK, AKV, AI93, AI96, AIV Assoc., AISTF, ACPFP, SFP and ECPP and the limited liability agreements of AV Assoc., AKV Assoc. and AISTF Assoc., the general and limited partners or managing members as the case may be of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such fund.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                                             Page 28 of 31 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999



Entities:

Accel IV L.P.
Accel V L.P.
Accel Internet/Strategic Technology Fund L.P.
Accel Keiretsu L.P.
Accel Keiretsu V L.P.
Accel Investors '93 L.P.
Accel Investors '96 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.
Accel V Associates L.L.C.
Accel Keiretsu V Associates L.L.C.
Accel Internet/Strategic Technology Fund
Associates L.L.C.
ACP Family Partnership L.P.                           By:   /s/  G. Carter Sednaoui
Ellmore C. Patterson Partners L.P.                         --------------------------------------
Swartz Family Partnership L.P.                             G. Carter Sednaoui, as general partner
                                                      or managing member or as Attorney-in-fact
                                                      for above-listed entities

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui                                    By:   /s/  G. Carter Sednaoui
James R. Swartz                                            --------------------------------------
J. Peter Wagner                                            G. Carter Sednaoui, Individually and
                                                      as Attorney-in-fact for above-listed
                                                      individuals


                                                             Page 29 of 31 Pages

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    30

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact          31

                                                             Page 30 of 31 Pages


                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of FVC.COM, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.
Date:  February 12, 1999



Entities:


Accel IV L.P.
Accel V L.P.
Accel Internet/Strategic Technology Fund L.P.
Accel Keiretsu L.P.
Accel Keiretsu V L.P.
Accel Investors '93 L.P.
Accel Investors '96 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.
Accel V Associates L.L.C.
Accel Keiretsu V Associates L.L.C.
Accel Internet/Strategic Technology Fund
Associates L.L.C.
ACP Family Partnership L.P.                                     By:   /s/  G. Carter Sednaoui
Ellmore C. Patterson Partners L.P.                                    --------------------------------------
Swartz Family Partnership L.P.                                        G. Carter Sednaoui, as general partner
                                                                or managing member or as Attorney-in-fact
                                                                for above-listed entities

Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui                                              By:   /s/  G. Carter Sednaoui
James R. Swartz                                                       --------------------------------------
J. Peter Wagner                                                       G. Carter Sednaoui, Individually and as
                                                                Attorney-in-fact for above-listed individuals



                                                             Page 31 of 31 Pages

                                    EXHIBIT B
                                    ---------

               REFERENCE TO G. CARTER SEDNAOUI AS ATTORNEY-IN-FACT



                  G. Carter Sednaoui has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.